Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2025 relating to the financial statements of Sempra and the effectiveness of Sempra’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sempra for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

San Diego, California

February 26, 2025